Mail Stop 6010


      September 20, 2005


Via U.S. Mail and Facsimile to (978) 475-8488

David B. Swank
Chief Financial Officer
Diomed Holdings, Inc.
1 Dundee Park
Andover, MA 01810


	Re:	Diomed Holdings, Inc.
		Form 10-KSB for the year ended December 31, 2004
		Filed March 30, 2005
Forms 10-QSB for the periods ended March 31, and June 30, 2005
		File No. 001-31250

Dear Mr. Swank:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant